Exhibit (e)(4)

Cadbury Schweppes plc
25 Berkeley Square
London W1J 6HB United Kingdom
Tel +44 (0)20 7409 1313
Fax +44 (0)20 7830 5200
www.cadburyschweppes.com

H T Stitzer	Letter of Variation
Bourneside
14 Badgers Hill, Virginia Water
Surrey
GU25 45A
30 March 2007
Dear Todd,
Service Agreement
I am writing to you to confirm our agreement with you that your service agreement dated as of 1st July 2004 should be varied in the manner set out in this letter.
1.	Clause 2(B) shall be deleted in its entirety and replaced as follows:-

“This Agreement and the Executive’s employment shall, in any event, terminate on 31 March, 2017.”

2.	An additional sentence shall be added to Clause 5(A) Pensions as follows:-

“Notwithstanding the provisions of Clause 2(B) above, the Executive’s normal retirement date for the purposes of his membership of the Company’s pension plans shall be age 60”.

3.	In addition Clause 18(B) shall be deleted in its entirety.
I should be grateful if you would sign and return this letter of variation by way of acceptance of its terms.

Yours sincerely,
/s/ John Sunderland
Sir John Sunderland
For and on behalf of Cadbury Schweppes Plc and CBI Holdings Inc
I hereby accept the above variation to the terms and conditions of my service agreement

Signed:	/s/ H Todd Stitzer

Dated:	27 March 2007